Exhibit 99.1

FMC Corporation 2929 Walnut Street Philadelphia, PA 19104 USA 215.299.6000 fmc.com

For Release: Immediate

Media contact: Ken Gedaka +1.215.299.6150

ken.gedaka@fmc.com

Investor contact: Michael Wherley +1.215.299.6543

michael.wherley@fmc.com

FMC Announces Leadership Appointments

PHILADELPHIA, May 21, 2018 – FMC Corporation (NYSE: FMC) today announced several changes to its executive leadership, effective June 1, 2018.

Mark Douglas, president of FMC Agricultural Solutions, has been appointed president and chief operating officer. He will lead FMC’s operational, commercial and technology organizations.

Kathy Shelton, global director of Research and Development, has been appointed FMC vice president and chief technology officer.

Diane Allemang, global director of Global Portfolio Strategy and Management, has been appointed FMC vice president and chief marketing officer.

Susanne Lingard, global director of Regulatory Affairs, has been appointed FMC vice president, Regulatory Affairs.

Shelton, Allemang and Lingard will continue to report to Douglas.

“These appointments reflect a new FMC that will be focused exclusively on the discovery, development, production and commercialization of advanced crop protection technologies,” said Pierre Brondeau, CEO and chairman. “We are taking steps now, in advance of the Lithium IPO, to ensure we have the right executive team and leadership structure that will continue the growth momentum and robust performance of our agricultural sciences business.”

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Brondeau added, “Mark, Kathy, Diane and Susanne are seasoned industry leaders with exceptional skills and a strong track record in global business, technology, marketing and regulatory. I look forward to working with each of them and the rest of our executive team, which is committed to our transformation and focused on delivering industry leading performance.”

About FMC

For more than a century, FMC Corporation has served the global agricultural, industrial and consumer markets with innovative solutions, applications and quality products. On November 1, 2017, FMC acquired a significant portion of DuPont’s Crop Protection business. FMC employs approximately 7,000 people throughout the world and operates its businesses in two segments: FMC Agricultural Solutions and FMC Lithium. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2017 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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